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                     December 20, 2022

       Eduardo Iniguez
       Interim Chief Executive Officer and Interim Chief Financial Officer HyreCar Inc.
       915 Wilshire Blvd, Suite 1950
       Los Angeles, CA 90017

                                                        Re: HyreCar Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 15,
2022
                                                            File No. 001-38561

       Dear Eduardo Iniguez:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services